Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-215112, 333-216053, 333-216841, 333-221010, 333-221716, 333-229102, 333-235658, and 333-235385), Form S-3 (File No. 333-224881) and Form S-8 (File No. 333-183924, 333-183925, 333-188935, 333-190499, 333-194642, 333-202904, 333-210215, 333-218464, 333-223879, and 333-233152) of CHF Solutions, Inc. of our report dated March 5, 2020, relating to the consolidated financial statements, which report expresses an unqualified opinion on the consolidated financial statements for the year ended December 31, 2019 and includes an explanatory paragraph relating to the substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements, appearing herein.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP
Minneapolis, Minnesota
March 5, 2020